Exhibit 99.1
Imation Announces Close on Acquisition of Memcorp Assets
OAKDALE, Minn., July 10, 2007 /PRNewswire-FirstCall via COMTEX News Network/ — Imation Corp. (NYSE: IMN), a worldwide leader in removable data storage, today announced it has completed the previously announced acquisition of the assets of Memcorp, Inc. and Memcorp Asia Limited (together known as “Memcorp”) from privately held Hopper Radio of Florida, Inc.
The purchase price was $27.3 million in cash and $37.5 million in three-year notes, plus a potential earn-out of up to $20 million over three years, dependent on financial performance of the purchased business. Imation also expects to invest approximately $15 million in additional working capital after the acquisition closes.
“This is an important acquisition for Imation as we implement our strategy to become a brand and product management company,” said Frank Russomanno, president and chief executive officer, Imation Corp. “Bringing the assets of Memcorp into Imation builds on our recent successful acquisition of the Memorex brand and enables us to extend the Memorex brand further into select consumer electronics and accessories.”
The acquisition broadens Imation’s product portfolio to include Memorex- branded TVs and digital displays, including flat-panel LCDs and digital picture frames, iPod™ accessories, radios, and MP3 players. The portfolio also includes home theater video and portable DVD players, karaoke systems, and office products such as voice recorders and paper shredders. The acquisition also includes all existing brand licensing agreements, including Memcorp’s recent agreement with MTV Networks, a division of Viacom International, to design and distribute specialty consumer electronics items under certain Nickelodeon properties and brands.
Ronald Zinke, vice president of Imation’s Consumer Division for the Americas, will provide leadership for the Memcorp organization which includes sourcing, marketing, and distribution operations. Approximately 60 Memcorp employees from its U.S. and Hong Kong operations are expected to transfer to Imation.
Imation expects the transaction to be financially accretive, adding $0.09 to $0.12 in E.P.S., contributing $10 million to $12 million in operating income, and adding approximately $200 million in annual revenue in the first full year of operation.
About Imation
Imation Corp. is the only company in the world focused on the development, manufacture, and supply of removable data storage products spanning the four pillars of magnetic, optical, flash, and removable hard disk storage. With more than 50 years of data storage leadership beginning with the development of the world’s first computer tape, Imation proudly marked its tenth anniversary as an independent company in 2006. In addition to the Imation brand, Imation Corp.’s global brand portfolio includes the Memorex brand, one of the most widely recognized names in the consumer electronics industry, famous for the slogan, “Is it live or is it Memorex?” Additional information about Imation is available at http://www.imation.com or by calling 1-888-466-3456.
Risk and Uncertainties
Certain information contained in this press release which does not relate to historical financial information may be deemed to constitute forward- looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties that could cause our actual results in the future to differ materially from our historical results and those presently anticipated or projected. We wish to caution investors not to place undue reliance on any such forward-looking statements. Any forward-looking statements speak only as of the date on which such statements are made, and we undertake no obligation to update such statements to reflect events or circumstances arising after such date. Risk factors include our ability to successfully close the acquisition of the TDK recording media business and achieve the anticipated benefits of this pending acquisition as well as the Memcorp acquisition, including synergies, in a timely manner; our ability to successfully implement our global manufacturing strategy for magnetic data storage products and changes to our R&D organization and to realize the benefits expected from the related restructuring charges, our ability to operate the

Memorex product lines as an integrated entity; our ability to successfully defend our intellectual property, including the Memorex brand and patent licenses and the Philips patent cross license; continuing uncertainty in global economic conditions that make it particularly difficult to predict product demand; our ability to meet our cost reduction and revenue growth targets; our ability to introduce new offerings in a timely manner either independently or in association with OEMs or other third parties; our ability to achieve the expected benefits from the Moser Baer and other strategic relationships and distribution agreements such as the GDM joint venture and Tandberg relationships; the competitive pricing environment and its possible impact on inventory valuations; foreign currency fluctuations; the outcome of any pending or future litigation; our ability to secure adequate supply of certain high demand products; the ready availability and price of energy; availability of key raw materials or critical components; the market acceptance of newly introduced product and service offerings; the rate of decline for certain existing products, as well as various factors set forth from time to time in our filings with the Securities and Exchange Commission.
Imation, the Imation logo, Memorex,and “Is it live or is it Memorex?” are trademarks of Imation Corp. and its subsidiaries.
All other trademarks are property of their respective owners.
SOURCE:
Imation Corp.
CONTACTS:
Brad Allen of Imation Corp.
+1-651-704-5818
bdallen@imation.com